EXHIBIT 3.46

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CHRYSLER ACQUISITION CORPORATION
(an Oklahoma Corporation)

INTO

THRIFTY RENT-A-CAR SYSTEM, INC.
(an Oklahoma Corporation)

Chrysler Acquisition Corporation, a corporation organized and existing under the laws of the State of Oklahoma (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:                                                                                That the Corporation was incorporated on the 17th day of May, 1989 pursuant to the General Corporation Act of the State of Oklahoma, the provisions of which permit the merger of a parent corporation organized and existing under the laws of said State into a subsidiary corporation organized and existing under the laws of said State.

SECOND:                                                                 That the Corporation owns more than ninety percent (90%) of the outstanding shares of Common Stock, $0.05 par value per share, of Thrifty Rent-A-Car System, Inc. (“Thrifty”), a corporation incorporated under the General Corporation Act of the State of Oklahoma, and has no class of capital stock outstanding other than said Common Stock.

THIRD:                                                                           That the Corporation, by the following resolutions of its Board of Directors, duly adopted on June 22, 1989 by the unanimous written consent of the members thereof pursuant to Section 1027(F)(1) of the Oklahoma General Corporation Act, which unanimous written consent was filed with the minutes of such Board, determined to, and effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Oklahoma, does merge itself with and into Thrifty (the “Merger”):

WHEREAS, this Corporation is the owner of more than ninety percent (90%) of the outstanding shares of Common Stock, $0.05 par value per share (“Common Stock”), of Thrifty Rent-A-Car System, Inc., an Oklahoma corporation (“Thrifty”), and

WHEREAS, the Common Stock is the only issued and outstanding class of capital stock of Thrifty; and

WHEREAS, the Corporation desires to merge itself with and into Thrifty pursuant to the provisions of Section 1083 of the Oklahoma General Corporation Act (the “Merger”);

NOW THEREFORE BE IT RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger embodying these resolutions with the Secretary of State of the State of Oklahoma (the “Effective Time”), but subject to the approval of Chrysler Motors Corporation, a Delaware corporation and the sole holder of shares of capital stock of this Corporation entitled to vote thereon (“Motors”), this Corporation merge and it hereby does merge itself into Thrifty (sometimes hereinafter referred to as the “Surviving Corporation”), which will assume all of the obligations of this Corporation; and

RESOLVED, that the terms and conditions of the Merger are as follows:

(a)                                 Each share of Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of Common Stock then owned beneficially or of record by Motors or the Corporation and except for shares of Common Stock held by stockholders who have not voted such shares of Common Stock in favor of the approval and adoption of the Agreement and Plan of Merger, dated as of May 18, 1989, among Motors, the Corporation and Thrifty and who shall have delivered a written demand for appraisal of such shares of Thrifty Common Stock in the manner provided in the Oklahoma General Corporation Act) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $27.75 in cash payable to the holder thereof without interest thereon, upon surrender of the certificate representing such share.

(b)                                 Each share of Common Stock issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Motors or the Corporation shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof.

(c)                                  Each share of Common Stock held in Thrifty’s treasury immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.

(d)                                 Each share of common stock, par value $1.00 per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.05 per share, of the Surviving Corporation.

(e)                                  The holders of certificates representing shares of Common Stock shall cease to have any rights as stockholders of Thrifty, except such rights, if any, as they may have pursuant to the Oklahoma General Corporation Act, and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid.

RESOLVED, that upon consummation of the Merger, the Certificate of Incorporation of Thrifty in effect at the Effective Time (the “Certificate”) shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the Oklahoma General Corporation Act, except that Article V of the Certificate shall be amended to read in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000 and all 100,000 shares shall consist of Common Stock, par value $0.05 per share.”

RESOLVED, that the proposed Merger be submitted to Motors, the sole holder of shares of capital stock of this Corporation entitled to vote thereon, and that upon receiving the written consent of such sole stockholder, the proposed Merger shall be approved.

RESOLVED, that the Surviving Corporation shall notify each holder of record of Common Stock within ten (10) days after the Effective Time of the Merger that the Merger has become effective and that appraisal rights are available to such holder under Section 1091 of the Oklahoma General Corporation Act.

RESOLVED, that the President or any Vice President of this Corporation be, and each of them hereby is, authorized to make and execute, and the Secretary be and he hereby is authorized to attest, a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the Merger of this Corporation with and into Thrifty, and the date of adoption hereof, and to cause the same to be filed with the Secretary of State of the State of Oklahoma and to do all acts and things, whatsoever, whether within or without the State of Oklahoma, which may be in any way necessary or appropriate to effect the Merger.

RESOLVED, that this Board hereby approves the Merger on behalf of this Corporation.

FOURTH:                                                                That the Merger has been approved by Chrysler Motors Corporation, a Delaware corporation and the holder of all the outstanding shares of capital stock of this Corporation entitled to vote thereon, by written consent without a meeting in accordance with Section 1073 of the Oklahoma General Corporation Act.

IN WITNESS WHEREOF, said Chrysler Acquisition Corporation has caused this Certificate of Ownership and Merger to be signed by its President and attested by its Secretary this 22nd day of June, 1989.

CHRYSLER ACQUISITION CORPORATION

		By:	/s/ Thomas J. Osborn
Thomas J. Osborn
President
ATTEST:

By:	/s/ Alan J. Malus
Alan J. Malus
Secretary

AMENDED CERTIFICATE OF INCORPORATION
THRIFTY RENT-A-CAR SYSTEM, INC.

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA, 101 State Capitol Building, Oklahoma City, OK  73105:

The undersigned Oklahoma corporation, for the purpose of amending its Certificate of Incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

ARTICLE TWELVE

As amended, Article Twelve shall read as follows:

To the fullest extent permitted by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to or repeal of this Article shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ALL OTHER ARTICLES

No change, as filed.

That at a meeting of the Board-of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the submission of a proposal to the stockholder of said corporation to amend Article Twelve of the Certificate of Incorporation.

SUCH AMENDMENT WAS DULY ADOPTED IN ACCORDANCE WITH SECTION 1077 OF THE OKLAHOMA GENERAL CORPORATION ACT

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its President and attested to by its Secretary, this 8th day of November, 1988.

THRIFTY RENT-A-CAR SYSTEM, INC.

	By:	/s/ Wm. E. Lobeck, Jr.
Wm. E. Lobeck, Jr.
President
ATTEST:

/s/ James R. Philion
James E. Philion, Secretary

RESTATED

CERTIFICATE OF INCORPORATION

OF

THRIFTY RENT-A-CAR SYSTEM, INC.

* * * * * *

This Restated Certificate of Incorporation of THRIFTY RENT-A-CAR SYSTEM, INC. (the “Corporation”), which has been duly adopted in accordance with the provisions of Sections 1077 and 1080 of the Oklahoma General Corporation Act, amends and restates the original Certificate of Incorporation of the Corporation, which was filed with the Secretary of State of the State of Oklahoma on February 20, 1950, under the name of Stemmons, Inc., and subsequently amended.  Such original Certificate of Incorporation, as amended, is hereby amended and restated to read, in its entirety, as follows:

1.                                      Name.  The name of the Corporation is: THRIFTY RENT-A-CAR SYSTEM, INC.

2.                                      Registered Agent and Address.  The address of its registered office in the State of Oklahoma is:  4608 S. Garnett Road, Tulsa, Oklahoma 74146.  The name of its registered agent at such address is:  William E. Lobeck, Jr., President.

3.                                      Purpose.  The purpose or purposes for which the Corporation is formed are:  To engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act.

4.                                      Powers and Privileges.  In furtherance of the objects and purposes of the Corporation, the Corporation shall have all the powers and privileges granted by the Oklahoma General Corporation Act, by any other law, or by this Certificate of Incorporation.

5.                                      Capitalization.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-six million (26,000,000) shares consisting of twenty-five million (25,000,000) shares of common stock, having a par value of Five Cents ($.05) per share, and one million (1,000,000) shares of preferred stock, having a par value of One Dollar ($1.00) per share, which may be divided into and issued in one or more series.  The Board of Directors of the Corporation is authorized, from time to time, to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more of the following relative rights and preferences, and to issue shares of any series then or previously designated, fixed and determined:  (a) the dividend rate; (b) the price at and the terms and conditions on which shares may be redeemed if the shares are redeemable; (c) the amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions (if any) for the redemption or purchase of shares; (e) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any (including the number of votes per share, the matters on which the shares can vote, and the contingencies, if any, which make the voting rights effective).

6.                                      Duration.  The Corporation is to have perpetual existence.

7.                                      Limited Liability.  The private property of the shareholders shall not be subject to the payment of corporate debts to any extent whatever.

8.                                      Authority of the Board of Directors.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a)                                 To make, alter or repeal the Bylaws of the Corporation;

(b)                                 To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; and

(c)                                  To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve in the manner in which it was created.

9.                                      General.  Meetings of the shareholders may be held within or outside the State of Oklahoma, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Oklahoma at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.  Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

10.                               Amendment.  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

11.                               Compromise or Arrangement.  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of the Corporation or any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 1106 of the Oklahoma General Corporation Act or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 1100 of the Oklahoma General Corporation Act, may order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, to be summoned in such manner as the court directs.  If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors and/or on all the shareholders or class of shareholders of the Corporation, as the case may be, and also on the Corporation.

IN WITNESS WHEREOF, we have hereunto subscribed our names on this 22nd day of May, 1987.

/s/ William E. Lobeck, Jr.
William E. Lobeck, Jr.
President

[SEAL]

ATTEST:

/s/ James R. Philion
James R. Philion
Secretary